Exhibit 5.1

STRADLING YOCCA CARLSON & RAUTH, P.C. 4365 EXECUTIVE DRIVE, SUITE 1500 SAN DIEGO, CA 92121 SYCR.COM	NEWPORT BEACH 949.725.4000 SACRAMENTO 916.449.2350 SAN DIEGO 858.926.3000	SAN FRANCISCO 415.283.2240 SANTA BARBARA 805.730.6800 SANTA MONICA 424.214.7000

February 28, 2013

Single Touch Systems Inc.
100 Town Square Place, Suite 204
Jersey City, NJ 07310

Re: Single Touch Systems Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Post-Effective Amendment No. 4 to Registration Statement on Form S-1 (registration no. 333-170593) being filed by Single Touch Systems Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission, on the date hereof (and as such registration statement on Form S-1, which was first declared effective by the Securities and Exchange Commission on March 22, 2011 and has been amended thereafter and may be further amended or supplemented, the “Registration Statement”) in connection with the offering from time to time by certain holders of 7,255,000 shares of the Company’s Common Stock (the “Selling Stockholder Shares”).

As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the authorization, issuance and sale of the Selling Stockholder Shares.

Based on the foregoing, it is our opinion that the Selling Stockholder Shares have been duly authorized by all necessary corporate action of the Company, and are outstanding shares, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Stockholder Shares or the Registration Statement.

Single Touch Systems Inc.
February 28, 2013
Page Two

This opinion letter is based on the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind involved, including customary practice as described in bar association reports.

Very truly yours,

/s/ Stradling Yocca Carlson & Rauth

STRADLING YOCCA CARLSON & RAUTH